Exhibit 99.1

SALT LAKE CITY--(BUSINESS  WIRE)--Oct.  12, 2000--Klever Marketing(TM) Inc. (OTC
BB: KLMK) strengthens its board with two newly elected directors.
     Corey A. Hamilton, president of Klever Marketing, joined the board on Sept. 12 and Rick Trout, chief financial officer of Olson Farms Inc., accepted his assignment on Sept. 25.
     Hamilton joined Klever Marketing in September 1999 as the vice president of sales and marketing. Since that time he was appointed as interim president followed by the board's unanimous approval to drop his interim status.
     Trout comes to Klever Marketing with a strong financial background working for Western Financial Bank in California as a vice president for 12 years. For the past three years he has been the CFO and an active board member for Olson Farms Inc.
     On June 16, Klever Marketing named Trout interim CFO. In this capacity, Trout will work side-by-side with Hamilton to facilitate the company's plans for funding, M & A activity, strategic positioning and various other financial planning and reporting functions.
     "With the addition of Hamilton and Trout, we feel that the company will grow to new levels and the interests of our numerous shareholders will be increasingly supported," said Paul G. Begum, chairman and chief executive officer. "Hamilton has already proven to be a tremendous catalyst, leading the company in new and rewarding directions."
     Klever-Kart is a rapidly maturing one-on-one communication medium unique to the store at the Point-of-Selection(R). An alphabetical store directory, animated messages triggered at the Point-of-Selection, and BrandKasting(SM) (scrolling) of messages continually throughout the store are just the beginning.
     Along with the appointment of these two new directors, the board has formed committees including budgeting, compensation and strategic planning, to oversee the company's growth. The increased number of board members and committees will prove to be beneficial for both the shareholders and the future of this revolutionary e-commerce vehicle.
     Klever Marketing(TM) Inc., www.kleverkart.com, is publicly traded on the OTC Bulletin Board under the symbol "KLMK." The company's formula of Sight + Sound = Product Movement(R) is defined through the use of visual and audible stimulation that encourages impulse buying, brand switching and new product trials.
     The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.
     Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

               --30--sls/ix*

               CONTACT: Klever Marketing, Salt Lake City
                        Corey A. Hamilton, 801/322-1221 x151
                         coreyh@kleverkart.com
                        StacyAnn Royal, 801/322-1221 x113 (Investor Relations)
                         stacyannr@kleverkart.com